Exhibit 99

               PFIZER DELIVERS STRONG SECOND-QUARTER 2006 RESULTS,
             DRIVEN BY PERFORMANCE OF MAJOR IN-LINE AND NEW PRODUCTS

                                                 Second Quarter
                                           ---------------------------
($ billions, except per-share amounts)         2006           2005
----------------------------------------   ------------   ------------
Revenues                                   $     11.741   $     11.452
Reported Net Income                        $      2.415   $      3.463
Reported Diluted EPS                       $        .33   $        .47
Adjusted Income(1)                         $      3.663   $      3.320
Adjusted Diluted EPS(1)                    $        .50   $        .45

[see end of text prior to tables for footnotes]

     Cholesterol-Lowering Medicine Lipitor Posts 9-Percent Revenue Increase,
                       Antiarthritic Celebrex 17 Percent,
                 Anti-Psychotic Geodon 14 Percent, New Epilepsy/
                Neuropathic Pain Drug Lyrica Exceeds Expectations

                                      - - -

        Second-Quarter 2006 Adjusted Diluted EPS(1) Increases 11 Percent
                to $.50; Reported Diluted EPS Declines 30 Percent
                        to $.33 Due to 2005 Tax Anomalies

                                      - - -

              Pfizer Raises 2006 Adjusted Diluted EPS(1) Estimate, Reported Diluted EPS Now Estimated to Be About $1.60

                                      - - -

     Chairman and CEO McKinnell Cites Pfizer Consumer Healthcare Divestiture as Part of Plan to Further Enhance Shareholder Value While Stepping Up
                         Business-Development Activities

    NEW YORK, July 20 /PRNewswire-FirstCall/ -- Pfizer posted strong second-quarter 2006 financial results, driven by higher sales of both in-line and new products.

    "We achieved strong operating performance in the face of increased generic competition and revenue losses due to patent expirations," said Hank McKinnell, chairman and chief executive officer. "Our latest results show that we are consistently and successfully meeting the challenges we face, in particular offsetting loss of exclusivity for several of our products with solid growth from in-line and new products.

    "We said in the beginning of the year that 2006 would be the year when we begin to substantially offset loss of revenue due to patent expirations with growth from in-line and new products. We understood the scope of the challenges we were facing, and we realized that we had set ambitious revenue targets for the full year for some of our key products, in particular Lipitor and Celebrex. We said we expected a return to revenue and adjusted diluted EPS(1) growth in 2007 and beyond. I'm pleased to report that we are making substantial progress in creating the next-generation Pfizer.

    "Our second-quarter 2006 performance is quite encouraging. Lipitor, the largest-selling medicine in the world, achieved 9-percent revenue growth in a very dynamic market, as we continued to demonstrate the medical and economic benefits of Lipitor derived from its excellent efficacy and safety profile. Celebrex, Geodon, and six other major in-line products each delivered double-digit revenue growth in the quarter. Particularly impressive was the robust performance of two of our new products, Lyrica and Sutent, evidencing their rapid acceptance by physicians and patients.

    "Second-quarter 2006 performance exceeded our expectations. Our outlook for the full year has similarly improved. Previously we had projected full-year 2006 adjusted diluted EPS(1) for Pfizer Inc of about $2.00, which, after reclassifying earnings from our Consumer Healthcare business to Discontinued Operations, is now equivalent to about $1.93. We now estimate that even with the sale of the Consumer business and notwithstanding the dynamics of our operating environment, we will achieve our previous expectation, in effect about a seven-cent improvement in our projected full-year adjusted diluted EPS(1). At current exchange rates, we continue to target a return to revenue growth in 2007 and average annual growth in adjusted diluted EPS(1) over 2007 and 2008 in the high single digits.

    "During this transition period, we have taken a number of important measures to enhance shareholder value. The recent agreement to sell our Consumer Healthcare business is one more component of that overall strategy. This divestiture will help us to focus on what we do best -- discovering and developing innovative medicines. We see enormous potential in healthcare as a growth industry in the long term. A large amount of our projected cash flow, including the proceeds from the sale of the Consumer Healthcare business, has been earmarked for investment in business-development opportunities, further bolstering the enormous resources we are bringing to bear on our core business.

    "We have a broad presence in the healthcare industry, with important medicines in many major therapeutic areas. We continue to look for the most innovative products to fill gaps in our portfolio. In the last 12 months alone, we have signed agreements with nine companies to license or acquire late- and early-stage candidates or technologies to find treatments for diseases ranging from diabetes and infection to ophthalmic disorders and diseases of the central nervous system. We plan to step up our business-development activities with targeted acquisitions to supplement the strong pipeline of products we already have.

    "Pfizer is losing about one third of its Human Health revenue due to patent expirations between 2004 and 2008. Many companies could not survive such a profound loss of revenue. The strong performance of our in-line product portfolio and the large potential of our new-product pipeline demonstrate our ability to generate substantial new revenues to create the next-generation Pfizer," Dr. McKinnell said.

     Human Health Reports Double-Digit Revenue Growth in Many Key Products,
                        Growing Momentum in New Products

    Commenting on second-quarter 2006 performance, Karen Katen, vice chairman of Pfizer and president, Pfizer Human Health, said, "This is a year when performance requires strategic balance and operational execution, and I am pleased to report that things are going well. Performances of many of our in-line products are impressive, and the newest products are delivering robust revenue growth, offsetting ongoing revenue declines due to patent expirations."

    Ms. Katen attributed the second-quarter 2006 performance to a number of factors. "We realigned our Human Health business along therapeutic areas last year, and we are beginning to see the benefits. Since the reorganization of our U.S. field force, we are seeing renewed focus, enthusiasm, and activity. We have devoted significant attention to operational excellence, and this helps our performance when our products are already supported by vast amounts of clinical data establishing their efficacy and safety."

                                                           Impact on
                                              Human          Total
                                              Health      Human Health
                                               2Q06        2Q06/2Q05
($ billions, except % growth)                Revenues      % Growth
----------------------------------------   ------------   ------------
In-Line Products(2) and New Products(2)    $     10.003        +8%
Loss-of-Exclusivity Products and
 Bextra (Withdrawn)(2)                            1.191        (3)%
Impact of Foreign Exchange                        (.195)       (2)%
Total Human Health Revenues                $     10.999        +3%

    Worldwide Human Health revenues for the second quarter of 2006 were $11.0 billion, an increase of 3 percent compared to the second quarter of 2005. In the U.S., Human Health revenues were $5.8 billion, an increase of 7 percent. Excluding the revenues of major medicines that have lost exclusivity in the U.S. since 2004 as well as the revenues of Bextra, which we voluntarily withdrew in 2005, Human Health adjusted revenues(3) grew 7 percent worldwide and 13 percent in the U.S. for the second quarter of 2006 compared to the same period in 2005. In addition, the unfavorable impact of foreign exchange on Human Health revenues was $195 million, or 2 percent. Excluding the impact of foreign exchange, Human Health adjusted revenues(3) increased 9 percent worldwide.

    Worldwide sales of Lipitor in the second quarter rose 9 percent to $3.1 billion, reflecting solid growth in Europe/Canada and double-digit increases in Asia. In the U.S., sales reached $1.9 billion, representing 11-percent growth over the same period last year.

    "We are targeting Lipitor sales of about $13 billion this year, a stretch goal in light of the recent introduction of generic simvastatin in the U.S. as well as other competitive pressures. While our Lipitor sales target remains ambitious," said Ms. Katen, "we believe we can achieve it. We have a strong clinical platform that clearly differentiates Lipitor from all other agents."

    Most recently, data from the Stroke Prevention by Aggressive Reduction in Cholesterol Levels (SPARCL) clinical trial in stroke prevention were presented at the European Stroke Congress in Brussels, with publication pending in a major medical journal. Based on evolving clinical evidence, including landmark Lipitor studies (ASCOT-LLA, TNT, and IDEAL), the American Heart Association and the American College of Cardiology now state that it is reasonable to bring LDL-cholesterol levels to below 70 mg/dL for very high-risk patients, levels that Lipitor has been proven to achieve within a favorable safety profile along with providing incremental cardiovascular benefits for patients. In addition, a pre-specified pharmacoeconomic analysis of the IDEAL study showed that one out of every six heart attacks, strokes, or cardiovascular procedures could be avoided for heart-disease patients treated with intensive Lipitor therapy (80 mg) instead of standard doses of Zocor (20-40 mg). These data make a compelling case for looking at the value of Lipitor in a way that transcends pill-to-pill cost comparisons with generic statins.

    "We are working with our customers -- payers, healthcare providers, and patients themselves -- to ensure patients get the best medicine and have broad access to Lipitor. We live with market realities on a daily basis, and patients are very much our focus," said Ms. Katen.

    Celebrex worldwide sales reached $471 million in the second quarter of 2006, representing growth of 17 percent over the same period last year. Sales in the U.S. reached $355 million for the second quarter, with 16-percent growth. We continue to expect full-year Celebrex revenues of at least $2 billion, an ambitious target given the ongoing pressures in the arthritis market.

    Worldwide sales of Geodon increased 14 percent in the quarter to $165 million, driven by the better understanding by clinicians of its efficacy, increased benefits from optimal dosing, and favorable metabolic profile. We continue to expect full-year Geodon revenues of about $800 million.

    Ms. Katen said that the performance of new products in the second quarter of 2006 is demonstrating the company's success in creating the foundation for Pfizer's next-generation portfolio. "The performances of many of our new products exceeded expectations," she said.

    For example, Lyrica worldwide sales reached $271 million in the second quarter of 2006, reflecting strong market acceptance by physicians and patients since its initial launch nearly two years ago. In the U.S., Lyrica had $172 million in revenues for the second quarter of 2006. The product is on track to exceed its original revenue target, with worldwide revenues now expected to be more than $1 billion in 2006.

    Lyrica continues to perform strongly in markets around the world, with a 13-percent share of total anti-epileptic-drug sales in Europe as of April 2006
(IMS). In the U.S., Lyrica performance has been robust, with new prescriptions continuing to grow steadily through the second quarter of 2006 to reach a 9.8-percent share of the total anti-epileptic drug market in June 2006 (IMS). Lyrica also holds around 30 percent of new prescriptions within the U.S. market for diabetic peripheral neuropathy and post-herpetic neuralgia as of May 2006, and contributed significantly to the approximately 30-percent growth of this market since the Lyrica launch.

    During the first half of 2006, Pfizer's oncology portfolio achieved robust growth in the U.S., driven by the successful introduction of Sutent in January 2006. Early market acceptance for Sutent in the U.S. has been strong based on its compelling clinical value, with more than 6,000 patients already prescribed Sutent in the five months following its approval. Sutent has received accelerated regulatory reviews and earlier-than-anticipated approvals or registration in several countries in Asia and Latin America and is expected to launch in many more markets worldwide over the coming months.

    Pfizer has launched or will launch three new products this summer in the U.S. -- Eraxis, Exubera, and Chantix.

    Eraxis, an antifungal agent for candidemia and other forms of Candida infections as well as esophageal candidiasis, was made available to patients in mid-June 2006. Eraxis is an important addition to Pfizer's array of anti-infective agents.

    Exubera, one of the most significant innovations in insulin delivery since the introduction of insulin 85 years ago, represents a profound medical advance that offers patients a novel method of introducing insulin into their systems via the lungs. Long-term efficacy and safety data in both type 1 and type 2 diabetes support Exubera as a valuable new option that, when used as directed, could lead to better blood glucose control and potentially reduce the debilitating and costly complications associated with the disease. Exubera was launched in Germany and Ireland in May 2006.

    In the U.S., the comprehensive physician and patient education and training program for this landmark innovation in diabetes treatment will begin on July 24, 2006, and will be rolled out in phases. This will include training and demonstration of the proper use of the insulin delivery device and drug for physicians, diabetes educators, and other healthcare professionals. To further support patients and healthcare professionals in the treatment of diabetes and the appropriate use of Exubera, Pfizer is also providing a 24-hour-a-day, 7-day-a-week call center staffed by healthcare professionals.

    The manufacturing process for Exubera is extremely complex, and working at production capacity at its manufacturing facilities, Pfizer continues to build inventory. "Our education programs and manufacturing preparations are time-consuming, but we are taking the time necessary to do the job right," said Ms. Katen. "We are working to meet not only initial demand for the medicine, but also continued demand from prescription refills. Earlier this week, we held our nationwide launch meeting with our field force. Initial supplies of Exubera will be available across the U.S. beginning in September."

    Chantix, the first new prescription treatment for smoking cessation in nearly a decade, will become available to patients in the U.S. in early August 2006, following accelerated review by the FDA. Chantix will be distributed with a comprehensive patient-support program designed to help address the behavioral components of smoking dependence, including personalized on-line and telephone interactions to support smokers through their efforts to quit. Clinical studies show that Chantix significantly increases the likelihood that smokers will quit, compared with the most commonly used prescription medication and placebo.

    On June 21, 2006, Pfizer received an FDA approvable letter for Zeven (dalbavancin). Pfizer is working with the FDA to resolve an open issue with the CMC (Chemistry, Manufacturing, and Controls) section of the New Drug Application that was filed by Vicuron Pharmaceuticals. We now expect approval and launch of Zeven in 2007.

                       Rich Pipeline Continues to Advance

    "As part of our ongoing efforts to bring innovative new medicines to patients around the world, we achieved some significant milestones during the second quarter of 2006," commented Dr. John LaMattina, president of Pfizer Global Research and Development.

    In addition to the four new products already approved this year, Pfizer is on track to expand its portfolio with additional new filings and advancement of late-stage compounds. These include fesoterodine, a new drug candidate for treating overactive bladder, which is under review by both the FDA and the European Medicines Evaluation Agency. Pfizer recently completed the acquisition of worldwide rights to fesoterodine from Schwarz Pharma AG. Fesoterodine is expected to provide an additional choice for managing the symptoms of overactive bladder, a debilitating condition that affects up to 100 million people around the world.

    Maraviroc is an HIV entry inhibitor that selectively binds to the CCR5 receptor -- the primary gateway that HIV uses to enter uninfected cells. Clinical trials in both antiretroviral-naive and antiretroviral-experienced patients are ongoing, and we continue to target an NDA submission in treatment-experienced patients by year-end 2006.

    Work continues on the $800 million clinical development program for torcetrapib/atorvastatin. We anticipate completion of three ongoing imaging trials by the end of this year. Assuming that we see the expected improvements over the comparative agent -- Lipitor -- in these imaging studies, we will file the torcetrapib/atorvastatin NDA in 2007. The clinical program also includes a comprehensive array of lipid-effect studies to better understand the CETP mechanism and its impact on HDL-cholesterol function, and a traditional morbidity and mortality study.

    Pfizer has also entered into an agreement to acquire exclusive worldwide rights to Bayer Pharmaceutical's DGAT-1 inhibitors, an innovative class of compounds that modify lipid metabolism. The lead compound in the class, BAY 74-4113, is a potential treatment for obesity, type 2 diabetes, and other related disorders. The compound is currently in Phase 1 clinical development.

    The integration of Rinat Neuroscience Corp., Pfizer's latest biologics acquisition, is proceeding rapidly. Development projects include RN1219, a humanized monoclonal antibody for Alzheimer's disease, and RN624, a monoclonal antibody for chronic pain that inhibits binding to nerve growth factor.

    More than 100 studies from Pfizer's extensive oncology portfolio were presented at the 2006 American Society of Clinical Oncology meeting in June. Data were highlighted on several oncology products in the pipeline, including two immunotherapy agents, CP-675,206, an anti-CTLA4 monoclonal antibody in Phase 3 testing for metastatic melanoma, and CP-870,893, a CD40-agonist monoclonal antibody. Both of these pipeline compounds work through enhancing the immune system to better fight tumor cells. Other pipeline agents presented during the meeting include axitinib (AG-13,736), a novel oral anti-angiogenesis inhibitor, and CP-751,871, a monoclonal antibody that blocks the insulin-like growth-factor 1 receptor and is being studied in multiple myeloma and other forms of cancer.

    "We continue to pursue new opportunities for growth," Dr. LaMattina said. "Our goal is to complement Pfizer's internal research and development efforts with high-potential, externally sourced product candidates and technologies. We have a very strong presence in many major therapeutic areas, but there are gaps in our portfolio that we are looking to fill. A new area where we are expanding aggressively is in biologics, large-molecule approaches to treating disease where small molecules are not available or effective."

    In just the past twelve months, Pfizer has acquired one recently launched product (Eraxis) and one late-stage product candidate (Zeven) through the acquisition of Vicuron Pharmaceuticals, obtained full worldwide rights including patent rights and production technology to manufacture and sell Exubera from sanofi-aventis, obtained worldwide rights to fesoterodine from Schwarz Pharma, acquired Rinat Neuroscience Corp. with several new central-nervous-system product candidates, acquired Bioren with its unique capabilities in discovery of monoclonal antibodies, and reached agreement to acquire several compounds for treatment of obesity and diabetes from Bayer. We have also entered into promising research collaborations with NicOx S.A. in ophthalmic disorders, NOXXON Pharma AG in obesity, and Incyte for CCR2 antagonists for use in a broad range of diseases.

             Increasing Shareholder Value Now and For the Long Term

    David Shedlarz, vice chairman, noted that the strong second-quarter 2006 operational performance was complemented by ongoing initiatives on behalf of shareholders. "The Company continues to achieve strong cash flow from operations, which is expected to exceed $16 billion in 2006. At the same time, we are taking significant steps to enhance Pfizer's financial flexibility to successfully unlock shareholder value, such as our agreement to sell the Pfizer Consumer Healthcare (PCH) business to Johnson & Johnson for $16.6 billion.

    "Pfizer's strong projected cash flow from continuing operations over the next 30 months and the expected after-tax proceeds from the PCH sale of about $13.5 billion will together amount to approximately $34 billion, after capital expenditures and dividends. We will use those resources to focus on our key strategies. Our highest priority will be to acquire products and technologies that will drive long-term growth of the business. Pfizer has allocated over $17 billion over the next 30 months for such acquisitions. We will deploy our vastly enhanced financial resources to respond to the fast-changing healthcare market, where our future depends not only on discovering and developing new medicines, but also on how we communicate and reach out to physicians and patients to ensure their access to our products, and on providing treatment solutions -- from enhanced diagnosis through treatment to behavioral support programs for patients.

    "At the same time, we will work to improve shareholder returns through actions such as our recently expanded share-purchase program of up to $17 billion in 2006 and 2007. We strongly believe that the purchase of our stock is a compelling investment opportunity. We expect to purchase up to $7 billion of the Company's stock in 2006 and up to an additional $10 billion in 2007.

    "Pfizer continues to improve its profitability through cost reductions and the Company's broad-based Adapting to Scale (AtS) productivity initiative. AtS cost savings in the second quarter of 2006 approximated $500 million. We continue to expect cost savings in excess of $2 billion for full-year 2006, rising to about $4 billion in 2008, notwithstanding the prospective divestiture of Pfizer Consumer Healthcare," Mr. Shedlarz concluded.

    In reviewing second-quarter 2006 results and the full-year forecast, Alan Levin, chief financial officer, said, "This quarter's results reflect a solid operating performance with robust revenue growth of many key in-line and new products, further leveraged by tempered operating expenses in adjusted income(1). Second-quarter and year-to-date results benefited as well from a number of seasonalization factors, including the impact of production variances and geographic mix on cost of sales, the timing of promotional expenditures for new-product launches and of expenditures for research and development programs, as well as the effective tax rate. In the second half of 2006, some of these factors are expected to reverse direction: We anticipate higher operating expenses during the next six months. And our effective tax rate on adjusted income(1), which for the full year is expected to be 22.5 percent, reflects a higher rate in the second half of 2006 compared to the first half of 2006, when we benefited from certain favorable changes in the tax law.

    "Reported diluted EPS of $.33 for the second quarter of 2006 declined relative to the second quarter of 2005, reflecting approximately $1.1 billion ($.15 per share) in prior-year, nonrecurring tax adjustments, which were composed of a reduction in the tax provision related to the repatriation of foreign earnings resulting from revised U.S. Treasury guidance, as well as tax benefits in 2005 from the resolution of certain tax positions.

    "Our full-year financial outlook for 2006 remains largely consistent with, or favorable to, the performance benchmarks we established at the beginning of the year, adjusting for the treatment of PCH as a discontinued operation. Of particular note are our expectations for 2006 adjusted diluted EPS(1). Our prior guidance of "about $2.00" is equivalent to about $1.93 of adjusted diluted EPS(1) after reclassifying earnings from PCH to Discontinued Operations. At current exchange rates, our current outlook for adjusted diluted EPS(1) (excluding PCH) is now about $2.00, an improvement of about $.07. This improved expectation reflects the strengthening of major foreign currencies relative to the U.S. dollar, reduced full-year expenses, and an increased level of share purchases. At current exchange rates, we are targeting achievement of our revenue goals for Lipitor, Celebrex, Geodon, and Lyrica and continue to expect 2006 aggregate revenues to be comparable to overall revenues in 2005. We continue to target a modest improvement in cost of sales as a percentage of revenues as a pre-tax component of adjusted income(1) this year. Also, primarily reflecting the reclassification of PCH results to Discontinued Operations, we now expect expenditures representing the R&D and SI&A pre-tax components of adjusted income(1) to approximate $7.6 billion and $15.4 billion, respectively. We now expect reported diluted EPS of about $1.60, excluding a substantial, prospective gain on the sale of PCH.

    "At current exchange rates, we continue to target that revenue growth will resume in 2007 and that the average annual growth in adjusted diluted EPS(1) will be in the high single digits over 2007 and 2008. Of course, our guidance is subject to the cautionary factors cited in our accompanying Disclosure Notice, as well as those listed in our Form 10-K," Mr. Levin concluded.

    For additional details, please see the attached financial schedules, product revenue tables, supplemental financial information, and Disclosure Notice.

    (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, merger-related costs, discontinued operations, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended April 2, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter, six- month, and forecasted full-year adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

    (2) New Products is defined as second-quarter 2006 worldwide revenues (excluding the impact of foreign exchange) of products launched in 2004-06: Caduet, Eraxis, Exubera, Inspra, Lyrica, Macugen, Olmetec, Onsenal, Revatio, Sutent, and Zmax. Loss-of-Exclusivity Products and Bextra are defined as second-quarter 2006 worldwide revenues (excluding the impact of foreign exchange) of products that have lost U.S. exclusivity in 2004-06: Accupril/Accuretic, Diflucan, Neurontin, Zithromax, and Zoloft, and of Bextra, sales of which were suspended in 2005. In-Line Products is defined as second-quarter 2006 worldwide revenues (excluding the impact of foreign exchange) of all other Human Health products.

    (3) Human Health adjusted revenues are defined as total Human Health revenues excluding the revenues of major products that have lost exclusivity in the U.S. since the beginning of 2004 and the revenues of Bextra, which Pfizer voluntarily withdrew in 2005. See the table accompanying this report.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                   Second Quarter                     Six Months
                                 -------------------   % Incr./   -------------------   % Incr./
                                   2006       2005      (Decr.)     2006       2005      (Decr.)
                                 --------   --------   --------   --------   --------   --------
Revenues                         $ 11,741   $ 11,452          3   $ 23,488   $ 23,595          -
Costs and expenses:
 Cost of sales                      1,790      1,762          2      3,461      3,639         (5)
 Selling, informational and
  administrative expenses           3,881      3,766          3      7,276      7,431         (2)
 Research and development
  expenses                          1,742      1,830          5      3,285      3,547         (7)
 Amortization of intangible
  assets                              823        856         (4)     1,648      1,736         (5)
 Merger-related in- process
  research and development
  charges                             513        260         97        513        262         96
 Restructuring charges and
  merger-related costs                268        264          2        567        480         18
 Other (income)/deductions
  -- net                             (359)      (198)        81       (615)       854       (172)
Income from continuing
 operations before
 provision/(benefit) for
 taxes on income and
 minority interests                 3,083      2,912          6      7,353      5,646         30
Provision/(benefit) for
 taxes on income                      790       (464)         *      1,052      2,111        (50)
Minority interests                      3          1        154          5          4         67
Income from continuing
 operations                         2,290      3,375        (32)     6,296      3,531         78
Discontinued operations:
 Income from discontinued
  operations--net of tax              108         88         23        210        191         10
 Gains on sales of
  discontinued operations
  -- net of tax                        17          -          *         20         41        (51)
Discontinued operations
  -- net of tax                       125         88         43        230        232          -
Net income                       $  2,415   $  3,463        (30)  $  6,526   $  3,763         73
Earnings per common
 share - Basic:
 Income from continuing
  operations                     $   0.31   $   0.46        (33)  $   0.86   $   0.48         79
 Discontinued operations
  -- net of tax                      0.02       0.01        100       0.03       0.03          -
 Net income                      $   0.33   $   0.47        (30)  $   0.89   $   0.51         75
Earnings per common
 share - Diluted:
 Income from continuing
  operations                     $   0.31   $   0.46        (33)  $   0.86   $   0.48         79
 Discontinued operations
  -- net of tax                      0.02       0.01        100       0.03       0.03          -
 Net income                      $   0.33   $   0.47        (30)  $   0.89   $   0.51         75
Weighted-average shares
 used to calculate earnings
 per common share:
  Basic                             7,282      7,366                 7,298      7,391
  Diluted                           7,305      7,418                 7,330      7,445

*  Calculation not meaningful.
   Certain amounts and percentages may reflect rounding adjustments.

    1. The above financial statement presents the three-month and six-month periods ended July 2, 2006 and July 3, 2005. Subsidiaries operating outside the United States are included for the three-month and six- month periods ended May 28, 2006 and May 29, 2005.
    2. In June 2006, we announced an agreement to sell our Consumer Healthcare business to Johnson & Johnson for approximately $16.6 billion. The above financial statement reflects this business as discontinued operations for all periods presented.
    3. The financial results for the three-month and six-month periods ended July 2, 2006 are not necessarily indicative of the results which ultimately might be achieved for the current year.
    4. As required, the estimated value of Merger-related in-process research and development charges (IPR&D) is expensed at acquisition date. In 2006, we expensed $513 million of IPR&D, primarily related to our acquisition of Rinat Neurosciences Corp. in May 2006. In 2005, we expensed $262 million of IPR&D, primarily related to our acquisition of Idun Pharmaceuticals, Inc. on April 12, 2005.
    5. Other (income)/deductions--net in the first quarter of 2005 includes an impairment charge of $1.2 billion related to the developed technology rights and the write-off of machinery and equipment for Bextra, a selective COX-2 inhibitor.
    6. Discontinued operations--net of tax includes $109 million and $97 million related to the Consumer Healthcare business for the three months ended July 2, 2006 and July 3, 2005 and $211 million and $213 million for the six months ended July 2, 2006 and July 3, 2005. These amounts do not include a prospective gain on the planned divestiture.
    7. Provision/(benefit) for taxes on income in the first quarter of 2006 includes tax benefits associated with the resolution of certain tax positions ($441 million) and in the second quarter of 2005, includes tax benefits associated with the resolution of certain tax positions ($586 million) and a revision in the tax provision related to the repatriation of foreign earnings ($490 million), reflecting revised U.S. Treasury guidance. The six months ended July 3, 2005 includes the tax provision related to the repatriation of foreign earnings of $1.7 billion.

                       PFIZER INC AND SUBSIDIARY COMPANIES
    RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS PER
        SHARE TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                   Second Quarter                     Six Months
                                 -------------------   % Incr./   -------------------   % Incr./
                                   2006       2005      (Decr.)     2006       2005      (Decr.)
                                 --------   --------   --------   --------   --------   --------
Reported net income              $  2,415   $  3,463        (30)  $  6,526   $  3,763         73
Purchase accounting
 adjustments -- net of tax          1,085        815         33      1,666      1,436         16
Merger-related costs
 -- net of tax                          2        172        (99)         5        320        (98)
Discontinued operations
 -- net of tax                       (125)       (88)        43       (230)      (232)         -
Certain significant
 items -- net of tax                  286     (1,042)      (127)        46      1,913        (98)
Adjusted income                  $  3,663   $  3,320         10   $  8,013   $  7,200         11
Reported diluted
 earnings per common
 share                           $   0.33   $   0.47        (30)  $   0.89   $   0.51         75
Purchase accounting
 adjustments -- net
 of tax                              0.15       0.11         36       0.22       0.19         16
Merger-related costs
 -- net of tax                          -       0.02          *          -       0.04          *
Discontinued operations
 -- net of tax                      (0.02)     (0.01)       100      (0.03)     (0.03)         -
Certain significant
 items -- net of tax                 0.04      (0.14)         *       0.01       0.26        (96)
Adjusted diluted
 earnings per common share       $   0.50   $   0.45         11   $   1.09   $   0.97         12

* Calculation not meaningful.
  Certain amounts and percentages may reflect rounding adjustments.

    1. The above reconciliation presents the three-month and six-month periods ended July 2, 2006 and July 3, 2005. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 28, 2006 and May 29, 2005.

    2. Adjusted income and Adjusted diluted earnings per common share as shown above reflect the following items:

(millions of dollars)

                                                Second Quarter          Six Months
                                              ------------------    ------------------
                                               2006       2005       2006       2005
                                              -------    -------    -------    -------
Purchase accounting adjustments, pre-tax:
   In-process research and
    development charges (a)                   $   513    $   260    $   513    $   262
   Intangible amortization and
   other (b)                                      801        826      1,611      1,676
   Sale of acquired inventory
    written up to fair value (c)                    -          -          -          4
   Total purchase accounting
    adjustments, pre-tax                        1,314      1,086      2,124      1,942
   Income taxes                                  (229)      (271)      (458)      (506)
        Total purchase
         accounting adjustments
         -- net of tax                          1,085        815      1,666      1,436
Merger-related costs, pre-tax:
   Integration costs (d)                            3        191          5        293
   Restructuring costs (d)                          3         52          6        166
   Total merger-related costs,
    pre-tax                                         6        243         11        459
   Income taxes                                    (4)       (71)        (6)      (139)
        Total merger-related
         costs -- net of tax                        2        172          5        320
Discontinued operations, pre-tax:
   Income from discontinued
    operations (e)                               (160)      (134)      (315)      (290)
   Gains on sales of discontinued
    businesses (e)                                (26)         -        (31)       (65)
   Total discontinued operations,
    pre-tax                                      (186)      (134)      (346)      (355)
   Income taxes                                    61         46        116        123
        Total discontinued
         operations -- net of tax                (125)       (88)      (230)      (232)
Certain significant items, pre-tax
   Asset impairment charges and other
    costs associated with the suspension
    of selling Bextra (f)                           -          -          -      1,213
   Sanofi-aventis research and
    development milestone (g)                       -          -       (118)         -
   Restructuring charges - Adapting
    to Scale (d)                                  262         21        556         21
   Implementation costs - Adapting
    to Scale (h)                                  180         33        365         33
   Gain on disposals of investments
    and other (i)                                 (23)         -        (74)         -
   Total certain significant items,
    pre-tax                                       419         54        729      1,267
   Income taxes                                  (133)       (20)      (242)      (467)
   Resolution of certain tax
    positions (j)                                   -       (586)      (441)      (586)
   Tax impact for the repatriation
    of foreign earnings (j)                         -       (490)         -      1,699
        Total certain significant
         items -- net of tax                      286     (1,042)        46      1,913

Total purchase accounting
 adjustments, merger-related
 costs, discontinued operations, and
 certain significant items -- net of tax      $ 1,248    $  (143)   $ 1,487    $ 3,437

    (a) Included in Merger-related in-process research and development charges.
    (b) Included primarily in Amortization of intangible assets.
    (c) Included in Cost of Sales.
    (d) Included in Restructuring charges and merger-related costs.
    (e) Discontinued operations--net of tax includes $109 million and $97 million related to the Consumer Healthcare business for the three months ended July 2, 2006 and July 3, 2005 and $211 million and $213 million for the six months ended July 2, 2006 and July 3, 2005. These amounts do not include a prospective gain on the planned divestiture.
    (f) Included in Cost of sales ($56 million), Selling, informational and administrative expenses ($5 million) and Other (income)/deductions-net ($1.2 billion) for the six months ended July 3, 2005.
    (g) Included in Research and development expenses.
    (h) Included in Cost of sales ($104 million), Selling, informational and administrative expenses ($58 million), Research and development expenses ($40 million) and in Other (income)/deductions-net ($22 million income) for the three months ended July 2, 2006 and included in Cost of sales ($228 million), Selling, informational and administrative expenses ($97 million), Research and development expenses ($62 million) and in Other (income)/deductions - net ($22 million income) for the six months ended July 2, 2006. Included in Cost of sales ($1 million), Selling, informational and administrative expenses ($21 million), and Research and development expenses ($11 million) for the three months and six months ended July 3, 2005.
    (i) Included in Other (income)/deductions - net.
    (j) Included in Provision/(benefit) for taxes on income.

                       PFIZER INC AND SUBSIDIARY COMPANIES
       RECONCILIATION FROM HUMAN HEALTH REPORTED REVENUES TO HUMAN HEALTH
                                ADJUSTED REVENUES
                                   (UNAUDITED)
(millions of dollars)

                                                            Worldwide
                                 ---------------------------------------------------------------
                                   Second Quarter                     Six Months
                                 -------------------   % Incr./   -------------------   % Incr./
                                   2006       2005      (Decr.)     2006       2005      (Decr.)
                                 --------   --------   --------   --------   --------   --------
Total Human Health revenues      $ 10,999   $ 10,723          3   $ 22,099   $ 22,236         (1)
Zoloft                                706        796        (11)     1,485      1,641         (9)
Zithromax                             164        424        (61)       414      1,221        (66)
Neurontin                             123        161        (23)       250        343        (27)
Diflucan                              110        129        (14)       217        267        (19)
Accupril/Accuretic                     69         73         (6)       137        173        (21)
Bextra                                  -        (42)         *          -         14          *
Human Health adjusted revenues   $  9,827   $  9,182          7   $ 19,596   $ 18,577          5

                                                              U.S.
                                 ---------------------------------------------------------------
                                   Second Quarter                     Six Months
                                 -------------------   % Incr./   -------------------   % Incr./
                                   2006       2005      (Decr.)     2006       2005      (Decr.)
                                 --------   --------   --------   --------   --------   --------
Total Human Health revenues      $  5,781   $  5,419          7   $ 12,121   $ 11,656          4
Zoloft                                620        613          1      1,303      1,274          2
Zithromax                              58        293        (80)       184        925        (80)
Neurontin                              16         35        (54)        42         91        (53)
Diflucan                               (4)        (2)         *         (1)         4          *
Accupril/Accuretic                      8          3        134         18         32        (45)
Bextra                                  -        (34)         *          -        (16)         *
Human Health adjusted revenues   $  5,083   $  4,511         13   $ 10,575   $  9,346         13

                                                          International
                                 ---------------------------------------------------------------
                                   Second Quarter                     Six Months
                                 -------------------   % Incr./   -------------------   % Incr./
                                   2006       2005      (Decr.)     2006       2005      (Decr.)
                                 --------   --------   --------   --------   --------   --------
Total Human Health revenues      $  5,218   $  5,304         (2)  $  9,978   $ 10,580         (6)
Zoloft                                 86        183        (53)       182        367        (50)
Zithromax                             106        131        (19)       230        296        (22)
Neurontin                             107        126        (15)       208        252        (18)
Diflucan                              114        131        (12)       218        263        (17)
Accupril/Accuretic                     61         70        (12)       119        141        (16)
Bextra                                  -         (8)         *          -         30          *
Human Health adjusted revenues   $  4,744   $  4,671          2   $  9,021   $  9,231          2

    * Calculation not meaningful.
      Certain amounts and percentages may reflect rounding adjustments.

    (1) Human Health adjusted revenues, which excludes the revenues of Bextra and major products which have lost exclusivity in the U.S. since the beginning of 2004, is an alternative view of our Human Health revenue performance and we believe that investors' understanding of Human Health revenue growth is enhanced by disclosing this performance measure. Zoloft lost its U.S. exclusivity at the end of June 2006. Zithromax lost its U.S. exclusivity in November 2005 and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Neurontin, Diflucan and Accupril/Accuretic lost their U.S. exclusivity in 2004 and revenues continue to decline due to the impact of generic competition. In accordance with requests from applicable regulatory authorities, we suspended sales of Bextra in the U.S., E.U., Canada and many other countries. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Human Health product portfolio in 2006. Because of its non-standardized definition, this adjusted Human Health revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Human Health revenue growth.

    (2) Human Health International adjusted revenues are also impacted negatively by the loss of exclusivity of certain additional major products, including Norvasc, which have lost exclusivity in many key international markets. In addition, international adjusted revenues reflect an adverse impact in the second quarter and first six months of 2006 due to changes in foreign exchange rates.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               SECOND QUARTER 2006
                              (millions of dollars)

                                                                     QUARTER-TO-DATE
                                 ---------------------------------------------------------------------------------------
                                          WORLDWIDE                        U.S.                     INTERNATIONAL
                                 ---------------------------   ---------------------------   ---------------------------
                                                        %                             %                             %
                                   2006      2005      Chg       2006      2005      Chg       2006      2005      Chg
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
TOTAL REVENUES                    11,741    11,452         3     6,094     5,728         6     5,647     5,724        (1)

HUMAN HEALTH                      10,999    10,723         3     5,781     5,419         7     5,218     5,304        (2)

- CARDIOVASCULAR AND METABOLIC
  DISEASES                         4,769     4,471         7     2,557     2,288        12     2,212     2,183         1

  LIPITOR                          3,123     2,858         9     1,856     1,680        11     1,267     1,178         8
  NORVASC                          1,158     1,156         -       560       523         7       598       633        (5)
  CARDURA                            139       155       (10)        2         1        32       137       154       (11)
  CADUET                              80        41        92        73        40        84         7         1       264
  ACCUPRIL/ACCURETIC                  69        73        (6)        8         3       134        61        70       (12)

- CENTRAL NERVOUS SYSTEM
  DISORDERS                        1,643     1,537         7     1,051       873        20       592       664       (11)

  ZOLOFT                             706       796       (11)      620       613         1        86       183       (53)
  LYRICA                             271        38       606       172         -         *        99        38       157
  GEODON/
  ZELDOX                             165       145        14       136       119        14        29        26        16
  NEURONTIN                          123       161       (23)       16        35       (54)      107       126       (15)
  ARICEPT**                           88        86         3         -         -         -        88        86         3
  XANAX/XR                            79       104       (24)       16        35       (54)       63        69        (9)
  RELPAX                              67        50        35        42        28        50        25        22        15

- ARTHRITIS AND PAIN                 627       549        14       394       324        22       233       225         3

  CELEBREX                           471       401        17       355       306        16       116        95        22

- INFECTIOUS AND RESPIRATORY
  DISEASES                           835     1,102       (24)      271       520       (48)      564       582        (3)

  ZYVOX                              167       153         9       110       106         3        57        47        22
  ZITHROMAX/
  ZMAX                               166       424       (61)       60       294       (80)      106       130       (19)
  VFEND                              118        91        30        37        31        19        81        60        36
  DIFLUCAN                           110       129       (14)       (4)       (2)        *       114       131       (12)

- UROLOGY                            660       626         6       358       320        12       302       306        (1)

  VIAGRA                             394       391         1       178       174         3       216       217        (1)
  DETROL/
  DETROL LA                          255       222        15       176       142        24        79        80        (2)

- ONCOLOGY                           540       513         5       211       178        19       329       335        (2)

  CAMPTOSAR                          238       233         2       130       123         6       108       110        (1)
  ELLENCE                             86        96       (11)       15        20       (22)       71        76        (8)
  AROMASIN                            75        58        31        25        18        39        50        40        27
  SUTENT                              36         -         *        33         -         *         3         -         *

- OPHTHALMOLOGY                      352       341         3       109       102         7       243       239         2

  XALATAN/XALACOM                    351       341         3       109       102         7       242       239         2

- ENDOCRINE
  DISORDERS                          232       263       (12)       53        82       (36)      179       181        (1)

  GENOTROPIN                         191       201        (5)       49        56       (12)      142       145        (3)

- ALL OTHER ***                    1,017     1,073        (5)      588       598        (2)      429       475        (9)

  ZYRTEC/ZYRTEC D                    377       355         6       377       355         6         -         -         -

- ALLIANCE REVENUE
  (Aricept, Macugen,
  Mirapex, Olmetec,
  Rebif and Spiriva)                 324       248        31       189       134        41       135       114        19

ANIMAL HEALTH                        583       578         1       262       263         -       321       315         2

OTHER ****                           159       151         6        51        46         9       108       105         4

*    - Calculation not meaningful.
**   - Represents direct sales under license agreement with Eisai Co., Ltd.
***  - Includes Pfizer CenterSource.
**** - Capsugel.

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                                 SIX MONTHS 2006
                              (millions of dollars)

                                                                          YEAR-TO-DATE
                                 ---------------------------------------------------------------------------------------
                                          WORLDWIDE                       U.S.                     INTERNATIONAL
                                 ---------------------------   ---------------------------   ---------------------------
                                             %                             %                             %
                                 ---------------------------   ---------------------------   ---------------------------
                                  2006      2005      Chg       2006      2005      Chg       2006      2005       Chg
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
TOTAL REVENUES                    23,488    23,595         -    12,710    12,228         4    10,778    11,367        (5)

HUMAN HEALTH                      22,099    22,236        (1)   12,121    11,656         4     9,978    10,580        (6)

- CARDIOVASCULAR AND METABOLIC
  DISEASES                         9,517     9,197         3     5,308     4,854         9     4,209     4,343        (3)

  LIPITOR                          6,230     5,932         5     3,830     3,593         7     2,400     2,339         3
  NORVASC                          2,341     2,331         -     1,186     1,063        12     1,155     1,268        (9)
  CARDURA                            265       309       (14)        4         3        38       261       306       (15)
  CADUET                             157        73       116       146        69       110        11         4       243
  ACCUPRIL/ACCURETIC                 137       173       (21)       18        32       (45)      119       141       (16)

- CENTRAL NERVOUS SYSTEM
  DISORDERS                        3,287     3,129         5     2,138     1,827        17     1,149     1,302       (12)

  ZOLOFT                           1,485     1,641        (9)    1,303     1,274         2       182       367       (50)
  LYRICA                             463        58       693       286         -         *       177        58       203
  GEODON/ZELDOX                      347       282        23       286       231        24        61        51        21
  NEURONTIN                          250       343       (27)       42        91       (53)      208       252       (18)
  ARICEPT**                          170       170         -         -         -         -       170       170         -
  XANAX/XR                           161       206       (22)       39        69       (43)      122       137       (11)
  RELPAX                             133       103        29        86        60        44        47        43         9

- ARTHRITIS AND PAIN               1,268     1,188         7       830       652        27       438       536       (18)

  CELEBREX                           962       813        18       746       571        31       216       242       (10)

- INFECTIOUS AND RESPIRATORY
  DISEASES                         1,772     2,585       (31)      681     1,403       (51)    1,091     1,182        (8)

  ZITHROMAX/ZMAX                     425     1,221       (65)      194       926       (79)      231       295       (22)
  ZYVOX                              353       296        19       247       210        17       106        86        24
  VFEND                              235       179        32        83        65        28       152       114        34
  DIFLUCAN                           217       267       (19)       (1)        4         *       218       263       (17)

- UROLOGY                          1,323     1,328         -       745       735         2       578       593        (3)

  VIAGRA                             784       829        (5)      375       403        (7)      409       426        (4)
  DETROL/DETROL LA                   515       474         9       361       321        12       154       153         1

- ONCOLOGY                         1,010       992         2       390       341        14       620       651        (5)

  CAMPTOSAR                          450       445         1       242       227         6       208       218        (5)
  ELLENCE                            159       186       (15)       28        38       (24)      131       148       (12)
  AROMASIN                           145       113        29        53        38        41        92        75        23
  SUTENT                              52         -         *        49         -         *         3         -         *

- OPHTHALMOLOGY                      689       674         2       232       206        12       457       468        (2)

  XALATAN/XALACOM                    688       673         2       232       206        12       456       467        (2)

- ENDOCRINE DISORDERS                478       521        (8)      130       170       (24)      348       351        (1)

  GENOTROPIN                         388       404        (4)      113       119        (5)      275       285        (4)

- ALL OTHER ***                    2,107     2,132        (1)    1,270     1,192         6       837       940       (11)

  ZYRTEC/ZYRTEC D                    798       697        15       798       697        15         -         -         -

- ALLIANCE REVENUE
  (Aricept, Macugen,
  Mirapex, Olmetec,
  Rebif and Spiriva)                 648       490        32       397       276        44       251       214        18

ANIMAL HEALTH                      1,094     1,073         2       491       482         2       603       591         2

OTHER ****                           295       286         4        98        90         9       197       196         1


*    - Calculation not meaningful.
**   - Represents direct sales under license agreement with Eisai Co., Ltd.
***  - Includes Pfizer CenterSource.
**** - Capsugel.

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                       SUPPLEMENTAL FINANCIAL INFORMATION

    1)  Impact of Foreign Exchange on Revenues

    The strength of the U.S. dollar relative to other currencies, primarily the euro, Japanese yen, and British pound, in the second quarter of 2006 relative to the same period in the prior year, unfavorably impacted revenues of Pfizer Inc by $203 million, or 2%. The strength of the U.S. dollar relative to other currencies, primarily the euro and Japanese yen, in the first six months of 2006 compared to the same period in 2005 unfavorably impacted revenues of Pfizer Inc. by $561 million, or 2%.

    2)  Change in Cost of Sales

    Cost of sales as a percentage of revenues improved to 15.2% in the second quarter of 2006 from 15.4% in the second quarter of 2005. The improvement in the cost of sales margin in part reflects a favorable geographic mix, representing a greater portion of sales in the U.S. versus the prior-year period.

    Cost of sales as a percentage of revenues improved to 14.7% for the first six months of 2006 from 15.4% for the first six months of 2005. The improvement reflects favorable geographic mix and the favorable impact of foreign exchange on expenses in 2006, as well as the impact in the prior-year period of inventory write-offs of $56 million related to the suspension of Bextra sales.

    Cost of sales as a percentage of revenues for the second quarter and first half of 2006 also benefited from the realization of savings associated with the Adapting to Scale (AtS) productivity initiative. Cost of sales also includes charges of $105 million and $228 million related to AtS implementation costs in the three months and six months ended July 2, 2006. Cost of sales included charges of $1 million related to AtS implementation costs in the second quarter of 2005.

    Cost of sales as a percentage of revenues for the pre-tax component of adjusted income(1) is expected to be higher in the second half of the year relative to the prior year due to changes in geographic mix as well as production variances. We expect that full-year 2006 cost of sales as a percentage of revenues, as a pre-tax component of adjusted income(1), will reflect a modest improvement over the prior year.

    3) Savings and Costs Relating to Adapting-to-Scale (AtS) Productivity Initiative

    This initiative, launched in the first quarter of 2005, involves a comprehensive, multi-year review of our processes, organizations, systems, and decision making to identify and capitalize on opportunities to make the company more effective and efficient. Savings realized during the second quarter and first six months of 2006 total approximately $500 million and $1 billion, respectively. We continue to expect annual savings of at least $2 billion in 2006, growing to about $4 billion in 2008, consistent with prior estimates, notwithstanding the divestiture of Pfizer Consumer Healthcare and the expense reductions associated with that business.

    Costs relating to the AtS productivity initiative were $442 million and $922 million for the second quarter and first six months of 2006, respectively, with full-year 2006 costs now projected to be about $1.7 billion ($1.1 billion, after tax), versus the prior estimate of $1.8 to $2.2 billion ($1.1 billion to $1.4 billion, after tax). We continue to expect the costs associated with this multi-year effort to continue through 2008 and to total $4 billion to $5 billion, pre-tax.

    4) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

    SI&A expenses and R&D expenses, inclusive of Merger-related in-process research and development charges (IPR&D), increased 3% and 8%, respectively, in the second quarter of 2006 compared to the prior year. The R&D increase reflects IPR&D charges of $513 million, primarily related to the acquisition of Rinat Neuroscience Corp. (Rinat) as compared to $262 million recorded in the first six months of 2005, primarily related to our acquisition of Idun Pharmaceuticals, Inc. The level of growth of SI&A expenses and R&D expenses, inclusive of IPR&D, is also impacted by savings related to the AtS productivity initiative.

    SI&A expenses declined 2% and R&D expenses, inclusive of IPR&D, were flat in the first six months of 2006 versus the prior year. Reflected in these results are savings related to the AtS productivity initiative. Our calculation of R&D expenses, inclusive of IPR&D, in 2006 also includes an R&D milestone payment due to us from sanofi-aventis (approximately $118 million, pre-tax). In addition, just as changes in foreign-exchange rates reduced revenues, it also reduced expenses in the second quarter and first six months of 2006.

    Reflecting primarily the reclassification of Pfizer Consumer Healthcare results to Discontinued Operations, we now expect 2006 expenditures representing the R&D and SI&A pre-tax components of adjusted income(1) to approximate $7.6 billion and $15.4 billion, respectively.

    5)  Other Income and Other Deductions

                                     Second Quarter         Six Months
                                   ------------------    ------------------
($ millions)                        2006       2005*      2006       2005*
--------------------------------   -------    -------    -------    -------
Net Interest (Income)/Expense      $  (106)   $   (54)   $  (158)   $   (70)
Impairment of Bextra-Related
 Long-Lived Assets                      --         (3)        --      1,152
Royalties                             (102)       (77)      (184)      (143)
Gains on Disposals of
 Investments/Product Lines             (37)       (52)      (114)       (53)
Other, Net                            (114)       (12)      (159)       (32)
Other (Income)/Deductions-Net      $  (359)   $  (198)   $  (615)   $   854

    * Certain 2005 amounts were reclassified to conform to the 2006 presentation.

    In connection with the decision to suspend sales of Bextra in the first quarter of 2005, we recorded a charge of $1.1 billion relating to the impairment of Bextra's intangible assets for developed technology rights and the write-off of machinery and equipment of $7 million.

    6)  Effective Tax Rate

    The effective tax rate used in calculating reported income from continuing operations and adjusted income(1) for the second quarter of 2006 is 25.6% and 24.0%, respectively. The effective tax rate used in calculating reported income from continuing operations and adjusted income(1) for the first six months of 2006 is 14.3% and 21.5%, respectively. The effective tax rates used in calculating both adjusted income(1) and reported income from continuing operations for the first six months of 2006 were impacted by a favorable tax-law change that affects certain restructuring activity undertaken in prior years. Under generally accepted accounting principles, the full-year impact of this change in tax law has been recognized in the first quarter of 2006. We continue to expect an effective tax rate on adjusted income(1) of 22.5% for the full year.

    In the first quarter of 2006, we reached a resolution of certain open tax positions. As a result, we recognized a tax benefit of $441 million in our reported net income in the first quarter of 2006.

             Pfizer Effective Tax Rate Excluding Consumer Healthcare

                         First               Second                Second            Full
                        Quarter              Quarter            Half (est.)       Year (est.)
                       -----------         -----------          -----------       -----------
2005 Reported(a)              94.2%(c)           (15.9)%(c,d)          20.7%             29.4%

2005 Adjusted(b)              22.6%               22.7%                20.9%             21.8%

2006 Reported(a)               6.1%(d,e)          25.6%                22.6%(f)          18.4%(f)

2006 Adjusted(b)              19.4%(e)            24.0%                23.6%(f)          22.5%(f)


    (a) 2005 and 2006 Reported are based on income from continuing operations.
    (b) Used in the development of adjusted income(1).
    (c) The increased tax rate in the first quarter of 2005 was due to tax costs associated with our program in 2005 to repatriate foreign earnings under the American Jobs Creation Act (AJCA). The reduced tax rate in the second quarter of 2005 was due in part to a revision in the tax cost of repatriation of foreign earnings under the AJCA, reflecting revised U.S. Treasury guidance.
    (d) The reduced tax rate in these respective quarters reflects audit settlements.
    (e) The reduced tax rate reflects a favorable tax-law change.
    (f) The rates for second-half and full-year 2006 are forecasted, subject to the cautionary factors cited in our accompanying Disclosure Notice, as well as those listed in our Form 10-K, and therefore are subject to change.

    7)  Seasonality Considerations in 2006 P&L Quarterly Results

    Following is a summary of seasonality considerations affecting anticipated results in 2006:

    Revenues: A number of factors affect Pfizer's quarterly revenue patterns in 2006. As previously noted, the adverse effect of foreign currencies reduced reported revenue growth by $203 million, or 2%, in the second quarter of 2006, and reduced reported revenue growth by $561 million, or 2%, in the first six months of 2006. At current exchange rates, we anticipate that this adverse impact will turn favorable over the remainder of the year. Revenues will be adversely impacted by the U.S. patent expiration of Zoloft at the end of the second quarter of 2006. Revenues are expected to increasingly benefit over the course of the year from recent and upcoming new-product launches. We continue to expect 2006 revenues to be comparable to those in 2005.

    Cost of sales:  See item 2.

    Operating Expenses: SI&A and R&D expenses, inclusive of IPR&D, reflect increases of 3% and 8% in the second quarter of 2006 and a decline of 2% in SI&A and no change in R&D, inclusive of IPR&D, during the first six months of 2006 compared to the same periods in 2005, due to expense constraint, AtS-related savings, and the favorable impact of foreign exchange on expenses. As savings from our AtS initiatives first began to be realized in the third quarter of 2005, operating-expense comparisons during the first half of the year benefit from savings in SI&A expenses and R&D expenses, inclusive of IPR&D, associated with AtS productivity initiatives. We expect that the favorable effect of foreign exchange on operating expenses will reverse in the second half of the year. Higher spending is anticipated during the second half of the year for the SI&A and R&D pre-tax components of adjusted income(1), reflecting the timing of promotional investments associated with new-product launches, as well as the timing of research and development programs.

    Effective Tax Rate:  See item 6.

    8) Reconciliation of Forecasted 2006 Adjusted Income(1) and Adjusted Diluted EPS(1) to Forecasted 2006 Reported Net Income and Reported Diluted EPS

                                                   Full-Year 2006 Forecast
                                               --------------------------------
($ billions, except per-share amounts)          Net Income(a)    Diluted EPS(a)
---------------------------------------------  --------------    --------------
Income/(Expense)
Forecasted Adjusted Income/Diluted EPS(1)      ~$        14.7    ~$        2.00
Purchase Accounting Impacts, Net of Tax (b)              (2.9)            (0.40)
Adapting-to-Scale Costs, Net of Tax                      (1.1)            (0.15)
Income From Discontinued Operations, Net
 of Tax (c)                                               0.5              0.07
Equity Sales / Other                                      0.2              0.02
Resolution of Certain Tax Positions                       0.4              0.06
Forecasted Reported Net Income/Diluted EPS     ~$        11.8    ~$        1.60

    (a) Forecasts in the table above do not include the effects of business-development transactions not completed as of the end of the second quarter of 2006. Forecasts in the table do not include the potential impact from a substantial prospective gain on the divestiture of Pfizer Consumer Healthcare.

    (b) Increase in purchase accounting impacts versus the prior estimate reflects Merger-related in-process research & development charges associated primarily with the Rinat acquisition.

    (c) Primarily reflects the reclassification of Pfizer Consumer Healthcare to discontinued operations.

    9) Consumer Healthcare

    Consumer Healthcare revenues and net income were $1.0 billion and $109 million, respectively, for the three months ended July 2, 2006. Consumer Healthcare revenues and net income were $1.9 billion and $211 million, respectively, for the six months ended July 2, 2006.

    10) Share-Purchase Program

    In total, the Company purchased approximately 80 million shares at a total cost of about $2 billion during the first six months of 2006. Given the expected after-tax proceeds from the sale of Pfizer Consumer Healthcare and projected cash flows from operations, we expect to purchase up to $7 billion of the Company's stock in 2006 and up to $10 billion in 2007. In June 2006, the Board of Directors increased our share-purchase authorization from $5 billion to $18 billion.

    (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, merger-related costs, discontinued operations, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended April 2, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter, six-month, and forecasted full-year adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

    DISCLOSURE NOTICE: The information contained in this document and the attachments is as of July 20, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document or the attachments as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, in-line products, and product candidates that involve substantial risks and uncertainties, including, without limitation, information about the Company's agreement to sell its Consumer Healthcare business to Johnson & Johnson and the use of the sale proceeds as well as about the Company's stock-purchase plans. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future regulatory provisions on product exclusivity; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment, and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative and the ability of the Company and Johnson & Johnson to satisfy the conditions to closing the sale of the Company's Consumer Healthcare business, including receiving the required regulatory approvals. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in its reports on Forms 10-Q and 8-K.

    This document includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

SOURCE  Pfizer Inc
    -0-                             07/20/2006
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